Exhibit 99.1

For Immediate Release
Tuesday, June 21, 2011
Contacts: Patrick Walsh
Ryan Hornaday
317.266.0100

Emmis Announces Agreement to Sell Controlling Interest in Stations to GTCR

Indianapolis….Emmis Communications Corporation (Nasdaq: EMMS) has announced it has reached an agreement to transfer  WKQX-FM (101.1 MHz, Chicago, IL), WLUP-FM (97.9 MHz, Chicago, IL) and WRXP-FM (101.9 MHz, New York, NY) to Merlin Media LLC (“Merlin Media”), a controlling interest of which will be acquired by Chicago-based private equity firm GTCR and Randy Michaels.  Emmis will own a significant minority stake. The transaction’s closing is subject to various regulatory approvals and other customary conditions.

“While it is always difficult to part with stations that have been valuable contributors to our company, we believe that today’s transaction will create significant value for our shareholders,” said Jeff Smulyan, Chairman & CEO of Emmis. “As a significant minority partner in Merlin Media, we’re delighted to remain engaged with these markets and stations in the exciting days ahead.”

“We are extremely excited about the opportunity to partner with Emmis and Randy,” said Philip A. Canfield, Principal at GTCR. “Emmis’s CEO, Jeff Smulyan, and Randy Michaels are both proven veterans of the media industry and we look forward to working with them to provide valuable media content to Merlin Media’s future consumers.”

Affiliates of GTCR will begin a Local Marketing Agreement (LMA) to program and sell advertising on the three stations in the next 45 days. Emmis will continue to own and operate the stations during the term of the LMA until FCC approval is granted.

Emmis purchased WKQX (Q101) in 1988, picking up The Loop (WLUP) in 2005.  Emmis has owned the 101.9 signal in New York since 1998, having launched the WRXP format in 2008.

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Wiley Rein LLP served as legal counsel and Moelis & Company served as financial advisor to Emmis.

About Emmis Communications (Nasdaq: EMMS)
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. As of February 28, 2011, Emmis owns and operates seven FM radio stations serving the nation's top three markets - New York, Los Angeles and Chicago, with one of Emmis' FM radio stations in Los Angeles operated pursuant to a Local Marketing Agreement whereby a third party provides the programming for the station and sells all advertising within that programming. Additionally, Emmis owns and operates fourteen FM and two AM radio stations with strong positions in St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis' radio stations located there), Indianapolis and Terre Haute, IN.

About GTCR
Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the Healthcare, Financial Services & Technology and Information Services & Technology industries. The Chicago-based firm pioneered the “Leaders Strategy” – finding and partnering with world-class leaders as the critical first step in identifying, acquiring and building market-leading companies through acquisitions and organic growth.  Since its inception, GTCR has invested more than $8.5 billion in over 200 companies. For more information, please visit www.gtcr.com.